Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements pertaining to the ZOLL Medical Corporation 1992 Stock Option Plan (Form S-8 No. 333-68403, Form S-8 No. 33-90764, Form S-8 No. 33-56244, and Form S-8 No. 333-101839), the Non-Employee Directors’ Stock Option Plan (Form S-8 333-101839) and the 401(k) Saving Plan (Form S-8 333-38048) and the ZOLL Medical Corporation 2001 Stock Incentive Plan (Form S-8 No. 333-101839) of our report dated October 31, 2003, with respect to the consolidated financial statements and schedule of ZOLL Medical Corporation included in this Annual Report (Form 10-K) for the year ended September 28, 2003.

/s/ ERNST & YOUNG LLP

December 15, 2003
Boston, Massachusetts